Exhibit 10.1

Personal  Employment Agreement

That was made and signed on August 10, 2005

Between:	Ness Technologies Holdings Ltd

(hereafter – Company)

And between:	Shachar Efal

I.D. 059256255
6 Alomot St. Ramat Efal
(hereafter – the employee)

Whereas the employee began to work at the Ness Technologies’ Group on January 1, 1994, and he is employed today as President  responsible for business activity; and

Whereas the parties are interested to define the employee’s employment terms as of July 1, 2005;

Therefore it has been stipulated and agreed between the parties as follows:

It is agreed between the parties that the terms of the employing the employee are on the basis of five working days per week (a total of 9.0 hours per day - 43 hours per week) and that these terms, as set out in this agreement below, were determined by the Board of Directors of the Company and can be changed only with the approval and consent of the employee.

A.        Monthly payments

1.         Salary

The salary of the employee, as of the salary for the month of July 2005 (which is paid on August 1, 2005) is NIS 72,000 gross (hereafter – the basic salary).

The basic salary will be revised fully in accordance with the increase in the Consumer Price Index at the time of paying a price increase supplement in the economy. The base index is the index for the month of May 2005 as published on June 15, 2005.

The aforesaid revision includes all the price increase supplements as paid from time to time to all the employees in Israel and also every national and/or plant supplement, and the employee hereby waives every such supplement.

2.         Overtime

It is agreed between the parties that the employee’s job both requires a special degree of personal trust, and also requires additional work at unusual hours, and therefore the employee shall not be entitled to additional payment for overtime, and any such payment is included in the payment under clause A.1 above.

3.         Annual Bonus

The employee shall be entitled to an annual bonus in a maximum amount of $200,000. The actual amount shall be determined 50% in proportion to the share of the CEO in his maximum annual bonus and 50% according to the business results in his responsibility according to the Company’s annual bonus plan.

4.         Reimbursement of Expenses

Company will reimburse the employee for any business related expenses incurred by him according to the Company’s policy and procedures and subject to the Company’s’ discretion.

5.         Company car

A company car shall be put at the disposal of the employee for his use in accordance with the policy that shall be determined from time to time by Company. The car will be a Toyota Land Cruiser or equivalent. The Company will bear the tax liability according to Israeli income tax rules.

B.                         Annual payments - based on a full work year. Parts of a year shall be calculated proportionately.

1.         Convalescence

The employee shall be entitled to 13 days of convalescence  per year, which shall be paid at the rate and at the time as customary for the management staff at the Company.

2.         Vacation

The employee shall be entitled to a vacation of 25 working days per year.

The employee should make every effort to take an annual vacation, but if the conditions of the work require him not to utilize all the vacation days, the employee may accumulate to his credit the unused balance of vacation days up to a maximum of 50 accumulated vacation days.

The employee may redeem vacation balances or a part thereof with the approval of his superior. Twenty accumulated vacation days shall be considered as a month for the purpose of the redemption. The redemption shall include the basic salary and the accompanying supplements, effective as of the date of the redemption (clauses A.1 above).

If the employee accumulates more than 50 vacation days, he shall receive an automatic redemption of the accumulated amount over fifty days, at the end of each calendar year.

3.         Sickness

The employee is entitled to 22 paid sick days per year. This right is cumulative over the whole period of the employee’s work at Company. This right is not redeemable and is intended to be used only in a case of actual sickness. The exploitation of sickness days will be in accordance with Company policy.

C.                          Paid Absences

The employee shall be entitled to be absent from work on full pay on those days recognized by law and the Company’s policy.

D.                         Deductions from salary

1.         Study fund

The employee shall be entitled to savings in the advanced study fund.

The salary that constitutes a basis for the advanced study fund is the basic salary.

The amounts of the payment are: 7.5% at Company’s expense and 2.5% at the employee’s expense. These amounts of payment shall be calculated up to the salary ceiling permitted for the payment without any tax liability under the Income Tax Regulations, as in force from time to time. If the amounts of the payment (the employer’s part) are larger than the aforesaid ceiling, the difference shall be paid to the employee gross as a study supplement.

This supplement shall not constitute a basis for calculating the rights of the employee for any purpose and/or matter.

2.                             Company shall deduct from the employee’s salary any tax that is payable under any law and/or custom by the employee.

E.                           Miscellaneous

1.         Report of work hours

The basis for the payment of the salary is clocking in and out with a personal badge or a manual report, in accordance with the Company’s policy. Flexible hours during the month is possible in accordance with Company’s policy.

2.         Prepayments

The employee shall be entitled to ask for prepayments in accordance with the procedures that shall be determined from time to time.

3.         Daily newspaper

The employee shall be entitled to a subscription to a daily newspaper which shall be paid by Company and sent to his address.

4.         Medical checks

The employee shall be entitled to have medical checks once a year at Company’s invitation and at Company’s expense.

F.                           Declaration of the employee

1.                             The employee hereby confirms his consent to be employed on the terms set out in this agreement and undertakes to invest all his efforts and skills in carrying out the job that he has been given in order to promote the interests of Company. The employee also undertakes to comply with all the obligations for which he is liable as set out in the agreement.

2.                             The employee hereby gives an irrevocable instruction to deduct from any credit balance that he has at Company and/or that is due to him from Company, including the right to severance pay, any debt that he has and/or that he will have to Company and/or any amount that was paid to him in error and/or to which he was not entitled, all of which in real terms, namely: with the addition of linkage to the Consumer Price Index.

3.                             The employee declares that he knows that the terms of his employment are personal and confidential and he undertakes to keep them confidential.

4.                             The employee hereby declares that he is free to enter into this agreement, and that he has no obligations whatsoever that affect this agreement whether as an employee or as an independent contractor to any person or organization whatsoever. The employee undertakes that as long as he is employed by Company under this agreement, he shall not take upon himself any such obligations.

5.                             The employee undertakes to keep confidential any professional, commercial or business information that comes to his attention with regard to the affairs of Company, not to use and not to abuse any such information and not to transfer it to anyone. A confidentiality appendix will be attached.

6.                             When the period of his employment has ended, the employee shall be free to engage in any business that he chooses, provided that for a year from the date of finishing his job he shall not be entitled to engage, whether directly or indirectly, in projects (as agreed with Company) at any stage, and to make contact with software companies whose products are represented by Company (and/or are subject to negotiations to receive a representation) in which he was involved within the framework of his job at Company prior to the date of his leaving.

G.                          Insurances

1.         Managers insurance - regular payments

The employee shall be entitled to managers insurance under the terms of Company’s managers insurance policy for management staff, as in force from time to time. The payments to managers insurance shall be based on the basic salary.

The amounts of the payment shall be as follows:

On account of compensation	8.33%
On account of employer benefits	5.00%
On account of disability (loss of work capacity)	0.50%
Total at expense of the employer	13.83%

Benefits at the expense of the employee: 5%.

In order to remove doubt, it is agreed between the parties that the payments to managers insurance are on account of severance pay.

2.         Managers insurance - increases in policies for raises in salary

When raising the salary of the employee in real terms, the managers insurance policies shall be revised by a lump-sum increase for compensation only in an amount of 8.33% on the basis of the salary and seniority, as set out in clause A.1 above.

H.                         Leaving Company

1.         Leaving on the initiative of Company

Company shall be entitled to terminate the employee-employer relationship at any time and for any reason. If the employee’s work is terminated as aforesaid, and the employee leaves in a manner coordinated with his superior and as agreed with him, for cooperation in transferring the job, the employee shall be entitled to three months’ prior notice and  unless the termination is in the circumstances  described in section H 4 below to additional adaptation period of six months. During the adaptation period, the employee shall be entitled to his salary including all the accompanying supplements under this agreement.

2.         Leaving on the initiative of the employee

Should the employee choose to leave Company on his initiative, he must give the Company three months’ prior notice. The terms of his leaving in such a case (including the date of leaving and the use of the prior notice that he gave) shall be subject to the discretion of his superiors and at their discretion he shall be entitled to three months of adaptation.  During the adaptation period, the employee shall be entitled to his salary including all the accompanying supplements under this agreement.

3.         Assignment of managers insurance policy

On the date of ending his work, for any reason, the employee shall receive an automatic transfer of the managers insurance policy to his exclusive ownership in accordance with the appendix.

4.                             Everything stated in clause H above shall not apply in a case where the employee is dismissed or resigns as a result of his committing, within the framework of his work and/or with regard thereto, acts that constitute a criminal offence that involves moral turpitude or in a case where the employee caused real damage arising from a serious breach of his obligations to the employer, including a breach of this agreement.

I.                              Term

1.                             The period of the agreement is for two years as of the date of the agreement unless terminated earlier by the Company or the employee as described in clauses H1 and H2 above. The agreement shall automatically be extended for successive one year periods  unless either of the parties shall give to the other party written notice of its desire to terminate it pursuant to clause H above.

J.                             Miscellaneous

1.                             This agreement exhausts all the terms of the employment that were made with the employee hitherto, replaces them and cancels as of July 1, 2005 any previous document except the employee option agreement and appendix A to this agreement.  The Company is entitled to assign this employment contract in the future to any company in the Ness Technologies Inc. group by delivering the employee written notice.

NESS Technologies Holdings Ltd.

/s/ Aharon Fogel	/s/ Shachar Efal
Aharon Fogel	Shachar Efal
Chairman of the Board	The employee

/s/ Raviv Zoller
Raviv Zoller
President and Chief Executive Officer

Appendix A

Appendix: Addendum to the Managers Insurance Agreement dated                   (hereafter “the Addendum”) with regard to all the Policies that exist or that will be issued in the future (hereafter: “the Policies”)

1.                             It is hereby declared and agreed that notwithstanding anything stated in the Addendum or in the main agreement, in any case of ending work the employee shall be entitled to receive into his possession the full ownership of the Policies, when all the payments that the employer was liable to pay to the insurer until the date of the transfer under the Addendum and the main agreement have been paid in full.

2.                             Notwithstanding the aforesaid, if the employee is dismissed or if the employee resigns from work with the employer as a result of his committing, within the framework of his work and/or with regard thereto, acts that constitute a criminal offence that involves moral turpitude or in a case where the employee caused real damage arising from a serious breach of his obligations to the employer, then the employee shall be entitled only to the pension monies that have accumulated in the policies and the employer shall be entitled to redeem to his credit the compensation monies that have accumulated in the policies. In such a case, the employee may, at the time of ending his work, choose one of the following options:

a.                             To redeem the policies. In such a case, the employee shall receive an amount equal to the difference between the redemption value and the total of all the premiums that were paid by the employer on account of the compensation.

b.                            A transfer of the ownership of the policies into the name of the employee for the full amount of the insurance stipulated therein, after all the premiums that were payable under the agreement until the date of the transfer were paid in full. In such a case, the employee shall repay to the employer the total of all the premiums that were paid by the employer on account of the compensation.

In witness whereof the parties have signed below on the 10 day of August, 2005.

NESS Technologies Holdings Ltd.

/s/ Aharon Fogel	/s/ Shachar Efal
Aharon Fogel	Shachar Efal
Chairman of the Board	The employee

/s/ Raviv Zoller
Raviv Zoller
President and Chief Executive Officer